Exhibit 10.1

BUNKER HILL MINING CORP.

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TECK RESOURCES LIMITED

SUBSCRIPTION AGREEMENT

March 5, 2025

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- ii -

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of March 5, 2025.

BETWEEN:

BUNKER HILL MINING CORP., a corporation incorporated under the laws of the State of Nevada

(the “Company”)

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TECK RESOURCES LIMITED, a corporation existing under the laws of Canada

(the “Subscriber”)

WHEREAS:

A.	upon and subject to the terms and conditions set forth in this Agreement (as defined herein), the Subscriber has agreed to purchase, and the Company has agreed to issue and sell, effective as of the Effective Time (as defined herein), the Subscribed Units at the Subscription Price (each as defined herein);

B.	as a condition to the Subscriber’s willingness to purchase the Subscribed Units, among other things, the Parties intend to enter into the Investor Rights Agreement (as defined herein), pursuant to which, among other things, the Subscriber will have certain rights relating to the Company; and

C.	in connection with the Subscriber’s investment in the Company, the Parties have agreed to the covenants, representations, warranties and indemnities set out in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings (and grammatical variations thereof shall have corresponding meanings):

“Affiliate” means, with respect to a specified Person, any other Person that such specified Person directly or indirectly Controls, is Controlled by, or is under common Control with; provided that, for greater certainty, neither the Company nor any of its Subsidiaries is an Affiliate of the Subscriber or any of its Subsidiaries for the purposes of this Agreement;

“Agreement” means this Subscription Agreement, including its recitals and the Disclosure Letter, all as the same may be amended and supplemented from time to time;

“arm’s length” has the meaning ascribed to that term in the Tax Act, as in effect on the date hereof;

“Board” means the board of directors of the Company as presently constituted;

“Business Day” means any day which is not a Saturday, a Sunday or a day observed as a holiday under the Laws applicable in (i) Vancouver, British Columbia and (ii) the State of Nevada;

“Canadian Public Disclosure Documents” means, collectively, all of the documents which has been filed by or on behalf of the Company during the two-year period preceding the date hereof on SEDAR+ with the Canadian Securities Regulators, pursuant to the requirements of applicable Canadian Securities Laws, including all material change reports (excluding any confidential material change report), prospectuses, financial statements and technical reports of the Company;

“Canadian Reporting Jurisdictions” means, collectively, the Provinces of British Columbia, Alberta and Ontario;

“Canadian Securities Laws” means the applicable rules and regulations under such Laws, together with the applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the securities regulatory authorities in each of the Canadian Reporting Jurisdictions;

“Canadian Securities Regulators” means, collectively, the applicable securities commission or equivalent regulatory authority in each of the Canadian Reporting Jurisdictions;

“Claim” means any legal claim or Liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;

“Closing” has the meaning ascribed to that term in Section 2.3;

“Closing Date” has the meaning ascribed to that term in Section 2.3;

“Common Shares” means the shares of common stock of the Company with a par value of US$0.000001 per share;

“Company” has the meaning ascribed to that term in the preamble to this Agreement;

“Company Option Plan” means the Company’s amended and restated stock option plan, as the same may be further amended or supplemented from time to time;

“Company RSU Plan” means the Company’s amended and restated restricted stock unit incentive plan, as the same may be further amended or supplemented from time to time;

“Concurrent Debt Transactions” means the series of transactions by and among the Company, its Subsidiaries and certain creditors, as further described under the headings “Sprott Streaming Amendments” and “Monetary Metals Amendments” in the Term Sheet;

“Concurrent Financing” means the sale by the Company to third parties of Units at a price of $0.105 per Subscribed Unit, and otherwise on terms no more favourable to such third parties as those provided to the Subscriber hereunder, for aggregate gross proceeds of not less than $20 million, which gross proceeds, for greater certainty, do not include the investment by the Subscriber pursuant to this Agreement;

“Confidential Information” has the meaning ascribed to that term in Section 3.2(a);

“Contract” means any agreement, indenture, contract, lease, deed of trust, contractual licence, option, instrument, arrangement, understanding or other commitment, whether written or oral;

“Control” means that a Person has the power to direct or cause the direction of the management and policies of another Person, whether through holding a beneficial ownership interest in such other Person, through Contract or otherwise;

“Control Person” has the meaning given to such term in the policies of the Exchange;

“Convertible Securities” means any agreement, option, warrant, note, instrument, right or other security or conversion privilege issued or granted by the Company or any of its Affiliates that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire Common Shares or Preferred Shares, including pursuant to one or multiple exercises, conversions and/or exchanges;

“Disclosure Letter” means the disclosure letter dated the date hereof and signed by the Company and delivered to the Subscriber;

“Effective Time” has the meaning ascribed to that term in Section 2.3;

“Environmental Laws” means all applicable Laws relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, natural resources, human health and safety, the manufacture, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands;

“Exchange” means the TSX Venture Exchange;

“Financial Statements” has the meaning ascribed to that term in Section 4.1(j);

“Gemstone Investor Rights Agreement” means the investor rights agreement dated December 4, 2017 between the Company and Gemstone 102 Ltd.;

“Governmental Authorizations” means licenses, permits, consents, certificates, exemptions, registrations, waivers and other authorizations and approvals of any Governmental Entity;

“Governmental Entity” means (i) any multinational, federal, provincial, state, territorial, municipal, local or other governmental or public department, central bank, court, tribunal, governmental arbitrator, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, or any subdivision or authority of any of the foregoing, (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, (iii) any stock exchange, or (iv) any person, official or individual acting within the power of or derived from any of the foregoing (whether administrative, legislative, executive or otherwise);

“Hazardous Substances” means any substance, material or waste that is defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos;

“Indigenous Peoples” means persons residing in the immediate vicinity of the Project who are culturally distinct ethnic groups whose member are directly descended from the earliest known inhabitants of the area who to some extent maintain the language and culture of such original inhabitants;

“Intercreditor Agreement” means the amended and restated intercreditor and subordination agreement to be entered into on the Closing Date among, among others, the Company, Silver Valley, Sprott Private Resource Streaming and Royalty (US Collector), LP, Monetary Metals Bond III LLC and Teck Metals;

“Investments” means with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any shares, stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including by way of partnership or joint venture (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement;

“Investor Rights Agreement” means the investor rights agreement to be entered into on the Closing Date between the Company and the Subscriber;

“jointly or in concert” has the meaning ascribed to that term under applicable Canadian Securities Laws.

“Laws” means (i) any Canadian, U.S. or foreign federal, provincial, state, territorial, regional, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, proclamation, directive, code, edict, instrument, Order, policy, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and having the force of law, and (ii) any practice, protocol, standard, guideline, interpretation or other pronouncement of any Governmental Entity which, although not necessarily having the force of law, is regarded by such Governmental Entity as requiring compliance as if it had the force of law;

“Liabilities” means any debts, liabilities and obligations, whether accrued, absolute or contingent, matured or unmatured, determined or determinable;

“Lien” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, easement or security interest of any nature, any matter capable of registration against title, any option, right of pre-emption, privilege or other third party interest in respect of an asset, or any Contract to create any of the foregoing;

“Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that when taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

“Material Contracts” means, collectively, each Contract material to the Company and its Subsidiaries and their respective businesses, taken as a whole;

“Mining Concessions” has the meaning given in Section 4.1(y)(i);

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators;

“Offtake Amendment” means, collectively, the amendment #1 to zinc concentrate offtake agreement and the amendment #1 to lead concentrate offtake agreement each to be entered into on the Closing Date between Silver Valley and Teck Metals;

“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Entity that is binding on any Person or its property under applicable Law;

“ordinary course of business” means the ordinary course of the Company’s (collectively with its Subsidiaries’) business consistent with past practice;

“Outside Date” means April 14, 2025;

“Parties” means the Company and the Subscriber, collectively, and “Party” means either of them;

“PCMLTFA” has the meaning ascribed to that term in Section 4.2(i);

“Person” includes an individual, body corporate with or without share capital, company, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension fund, union, Governmental Entity and the heirs, beneficiaries, executors, legal representatives or administrators of an individual;

“Preferred Shares” means the shares of preferred stock of the Company with a par value of US$0.000001 per share;

“Project” means the Bunker Hill Mine located in Coeur D’Alene Mining District, in the cities of Kellogg and Wardner and in Shoshone County, Idaho, USA, which is comprised of and covers, inter alia, the Company’s and its Subsidiaries’ mining rights, properties and other assets;

“Recapitalization Agreement” means the recapitalization agreement to be entered into on the Closing Date between, among others, the Company, Silver Valley, the Subscriber, Sprott Private Resource & Streaming Royalty Corp. and certain other creditors of the Company;

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, disbursal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata;

“Remediation” means any containment, clean up, treatment, removal, mitigation, abatement, elimination or control of any Hazardous Substances;

“Representatives” means, in respect of any Person, the directors, officers, employees, consultants and professional advisors of such Person;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Reports” has the meaning ascribed to such term in Section 4.1(j);

“Securities Laws” means, collectively, the Canadian Securities Laws, the U.S. Securities Laws, and the published policies and rules of the Exchange;

“SEDAR+” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedarplus.ca;

“Silver Valley” means Silver Valley Metals Corp.;

“Sprott Investor Rights Agreement” means the investor rights agreement to be entered into on the Closing Date between the Company and Sprott Private Resource Streaming and Royalty (US Collector), LP, or an Affiliate thereof;

“SP Facility Documents” means, collectively, the standby prepayment facility agreement to be entered into on the Closing Date between the Company, Silver Valley and Teck Metals and the Security Documents (as defined therein) to be delivered thereunder;

“Stockholder Consent” means the written consent of disinterested stockholders of the Company holding more than 50% of the issued and outstanding Common Shares, which stockholder approval is necessary for the consummation of the transactions contemplated by this Agreement;

“Subscribed Unit” has the meaning ascribed to that term in Section 2.1;

“Subscriber” has the meaning ascribed to that term in the preamble to this Agreement;

“Subscriber’s Percentage” means the percentage of the outstanding Common Shares beneficially owned by the Subscriber and its Affiliates collectively at the relevant time (including any Common Shares that are issuable upon the exercise, exchange or conversion of Convertible Securities held by the Subscriber and its Affiliates), calculated by multiplying 100 by a fraction, the numerator of which is the aggregate number of Common Shares beneficially owned by the Subscriber and its Affiliates (including any Common Shares that are issuable upon the exercise, exchange or conversion of Convertible Securities held by the Subscriber and its Affiliates), and the denominator of which is the number of issued and outstanding Common Shares (including any Common Shares that are issuable upon the exercise, exchange or conversion of all outstanding Convertible Securities);

“Subscription Price” has the meaning ascribed to that term in Section 2.1;

“Subsidiary” means, with respect to a specified Person, another Person that is Controlled, directly or indirectly, by such specified Person, and includes a Subsidiary of that Person; provided that, for greater certainty, neither the Company nor any of its Subsidiaries is a Subsidiary of the Subscriber or any of its Subsidiaries for the purposes of this Agreement;

“Survival Period” means:

(a)	in relation to the representations and warranties of the Company and the Subscriber set out in this Agreement, other than those specifically identified in sub-paragraph (b) of this definition, the period commencing on the Closing Date and ending on the date which is 18 months from the date of this Agreement; and

(b)	in relation to the representations and warranties of the Company set out in Sections 4.1(a) (Corporate Existence and Power), 4.1(e) (Capitalization), 4.1(f) (Convertible Securities), 4.1(h) (Authorization and Enforceability) and 4.1(y) (Mineral Interests and Title), indefinitely;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Return” means any return, report, declaration, designation, election, notice, filing, form, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax;

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, duties, governmental fees, levies or other similar charges or assessments, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any of such Taxes;

“Technical Report” means the amended and restated technical report dated September 30, 2022, entitled “Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, Coeur D’Alene Mining District, Shoshone County, Idaho, USA”, effective August 29, 2022, and prepared by Scott Wilson, C.P.G., of Resource Development Associates Inc., Robert Todd, P.E., of Minetech, USA, LLC, and Peter Kondos, Ph.D., of YaKum Consulting Inc.;

“Teck Metals” means Teck Metals Ltd., an Affiliate of the Subscriber;

“Term Sheet” means the term sheet agreed to by and among the Company, the Subscriber and certain other parties relating to the transactions contemplated hereunder and thereunder, including, without limitation, this subscription, the Concurrent Financing and the Concurrent Debt Transactions;

“Underlying Warrant” means a Common Share purchase warrant of the Company, one-half of one which comprises part of a Unit;

“Unit” means a unit of the Company consisting of (a) one Common Share, and (b) one-half of one Underlying Warrant;

“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. GAAP” means the generally accepted accounting principles adopted by the SEC in effect from time to time, and applied on a consistent basis;

“U.S. Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

“U.S. Securities Laws” means the applicable United States federal and state securities Laws and all applicable rules, regulations, notices and policies promulgated or published thereunder by the applicable securities regulatory authorities, including the SEC.

1.2	Time of the Essence.

Time shall be of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

1.3	Calculation of Time.

Unless otherwise specified, all time periods specified in this Agreement within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.4	Currency.

Unless otherwise specified, all references in this Agreement to dollar amounts, “dollars” or “$” are references to United States dollars.

1.5	Business Days.

Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken on a day that is not a Business Day, such action shall be taken on the next Business Day following the day on which such action was to be taken.

1.6	Headings, etc.

References in this Agreement to any “Article”, “Section” or “Schedule” are to articles and sections of, and schedules attached to, this Agreement, respectively. Headings of Articles, Sections and Schedules are inserted solely for convenience of reference and shall not affect the interpretation of this Agreement. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular Article, Section, Schedule or other portion hereof.

1.7	Interpretation.

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”. All provisions requiring a Party to do or refrain from doing something will be interpreted as a covenant of that Party with respect to that matter, notwithstanding the absence of the words “covenants”, “agrees” or “promises”. All provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its Control or otherwise.

1.8	Statutory References.

Any reference to a statute in this Agreement shall mean the statute in force as at the date of this Agreement, together with all rules and regulations promulgated thereunder (including any instrument of the Canadian Securities Administrators and the SEC), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.9	Accounting Terms.

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of the Company required to be made hereunder shall be made in a manner consistent with U.S. GAAP, consistently applied.

1.10	Knowledge.

For the purposes of this Agreement, with respect to any matter, the phrase “knowledge of the Company” shall mean (i) the actual knowledge of Richard Williams, Executive Chairman, Sam Ash, President and Chief Executive Officer, and Gerbrand van Heerden, Chief Financial Officer and Corporate Secretary, and (ii) all information which ought to have been known by any such individual after making due and careful inquiry of the directors, officers and employees of and consultants to the Company concerning the matter in question, whether or not such inquiry was actually made.

Article 2
SUBSCRIPTION FOR PURCHASED SHARES

2.1	Subscription Commitment.

Subject to the terms and conditions of this Agreement, effective as of the Effective Time, the Subscriber agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to the Subscriber, 380,952,381 Units (the “Subscribed Units”), free and clear of all Liens (other than restrictions on transfer imposed by applicable Securities Laws or Liens created, or agreed to in writing, by the Subscriber or any of its Affiliates), for cash consideration from the Subscriber of $0.105 per Subscribed Unit, for aggregate consideration of $40 million (the “Subscription Price”). Each Underlying Warrant is exercisable one year from the Closing Date for an exercise price of C$0.25. Notwithstanding the foregoing, in no event will the number of Subscribed Units issued hereunder cause the Subscriber’s Percentage, as at the Effective Time, to exceed 45.0%, and in such event, the number of Subscribed Units subscribed for and issuable hereunder shall, prior to the Effective Time, be reduced accordingly.

2.2	Payment Against Delivery of Subscribed Units.

(a)	The Subscriber shall pay or cause to be paid at the Effective Time an amount equal to the Subscription Price by wire transfer to an account to be designated in writing by the Company on or prior to the Closing Date.

(b)	The Subscription Price shall be paid against concurrent evidence of issuance of the Common Shares and Underlying Warrants comprising the Subscribed Units in physical certificate form in the name of the Subscriber (or as the Subscriber may otherwise direct).

2.3	Closing Date and Time.

Subject to the terms and conditions of this Agreement, the completion of the purchase of the Subscribed Units against the Subscription Price (the “Closing”) will be completed by electronic exchange of documents, wire transfer of funds and delivery of the certificates evidencing the Common Shares and Underlying Warrants comprising the Subscribed Units, on such date (the “Closing Date”) and time (the “Effective Time”) as the Subscriber and the Company may agree. All conditions must be met that by their nature are to be satisfied as of the Effective Time. The exchange of documents required for Closing will occur remotely by electronic exchange of documents and signatures, other than the original certificates evidencing the Common Shares and Underlying Warrants, a scan of which will be provided at Closing with such original certificates to be mailed by the Company’s transfer agent promptly post-Closing in accordance with the delivery instructions provided by the Subscriber to the Company.

2.4	Closing Conditions.

(a)	The obligations of the Parties to purchase or sell (as the case may be) the Subscribed Units at the Effective Time shall be subject to the following conditions (each of which is for the benefit of both Parties and may only be waived with the consent of both Parties):

(i)	no Law or Order shall be in effect that temporarily or permanently prohibits the completion of the transactions contemplated by this Agreement;

(ii)	no Claim, objection or opposition shall have been taken or promulgated before or by any Governmental Entity seeking to temporarily or permanently prohibit or enjoin the completion of the transactions contemplated by this Agreement;

(iii)	closing of the Concurrent Financing;

(iv)	closing of the Concurrent Debt Transactions;

(v)	approval of the Exchange; and

(vi)	obtaining Stockholder Approval.

(b)	The Subscriber’s obligation to purchase the Subscribed Units at the Effective Time shall be subject to the following conditions (each of which is for the sole benefit of the Subscriber and may only be waived by the Subscriber):

(i)	(A) each of the representations and warranties of the Company contained in this Agreement shall be accurate in all material respects (except for those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as and when made and at and as of the Effective Time as though such representations and warranties were made as of the Effective Time, (B) all covenants and agreements of the Company contained in this Agreement to be performed or completed prior to the Effective Time shall have been performed or completed in all material respects by the Company as of such time, and (C) the Subscriber shall have received a certificate of the Company with respect to the foregoing dated as of the Closing Date, addressed to the Subscriber and signed on behalf of the Company by an executive officer of the Company, for and on behalf of the Company, after having made due inquiry;

(ii)	no Material Adverse Effect shall have occurred since the date of this Agreement;

(iii)	the Company shall have delivered or caused to be delivered to the Subscriber on the Closing Date:

(A)	a duly executed copy of the Investor Rights Agreement;

(B)	a duly executed copy of the Offtake Amendment;

(C)	a duly executed copy of the Stockholder Consent;

(D)	a copy of the SP Facility Documents, duly executed by the Company and Silver Valley;

(E)	a copy of the Recapitalization Agreement, duly executed by the Company and each of the other counterparties thereto other than the Subscriber;

(F)	a copy of the Intercreditor Agreement, duly executed by the Company and each of the other counterparties thereto other than Teck Metals;

(G)	a certified copy of the resolutions duly adopted by the Board approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the issuance of the Subscribed Units hereunder; and

(H)	a legal opinion or opinions from counsel to the Company in form and substance satisfactory to the Subscriber, acting reasonably, with respect to, among other things, (1) customary corporate matters relating to the Company, (2) the due authorization, execution and delivery by, and the enforceability against, the Company of this Agreement, and (3) customary corporate and securities Law matters relating to the issuance and resale of the Subscribed Units; and

(iv)	the Subscriber shall have received the Common Shares and Underlying Warrants comprising the Subscribed Units, in satisfactory physically certificated form, in accordance with Section 2.2(b).

(c)	The Company’s obligation to issue the Subscribed Units at the Effective Time shall be subject to the following conditions (each of which is for the sole benefit of the Company and may only be waived by the Company):

(i)	(A) each of the representations and warranties of the Subscriber contained in this Agreement shall be accurate in all material respects (except those representations and warranties which are qualified by materiality which shall be true and correct in all respects) as and when made and at and as of the Effective Time as though such representations and warranties were made as of the Effective Time, (B) all covenants and agreements of the Subscriber contained in this Agreement to be performed or completed prior to the Effective Time shall have been performed or completed in all material respects by the Subscriber as of such time, and (C) the Company shall have received a certificate of the Subscriber with respect to the foregoing dated as of the Closing Date, addressed to the Company and signed on behalf of the Subscriber by an officer of the Subscriber, for and on behalf of the Subscriber, after having made due inquiry;

(ii)	the Company shall have received payment of the Subscription Price in accordance with Section 2.2(a);

(iii)	the Subscriber shall have delivered or caused to be delivered to the Company on the Closing Date a duly executed copy of the Investor Rights Agreement.

Article 3
COVENANTS

3.1	Use of Proceeds.

The Company will use the Subscription Price, together with the net proceeds from the Concurrent Financing, to advance its efforts to restart the Project and for general working capital purposes and to pay outstanding accounts payable.

3.2	Confidentiality.

(a)	Except as otherwise provided in this Agreement, each Party (the “Receiving Party”) agrees that all information, data and technology disclosed to it by or on behalf of the other Party (the “Disclosing Party”) and any other information that the Receiving Party receives or acquires from the Disclosing Party in connection with this Agreement or the subject matter hereof (“Confidential Information”) shall be kept confidential and shall not be disclosed to any Person that is not a Party or an Affiliate of a Party or any of their respective Representatives.

(b)	In complying with the foregoing, the Receiving Party shall use the same degree of care as would be used by a reasonably prudent Person in protecting its own proprietary and Confidential Information.

(c)	Notwithstanding the foregoing:

(i)	the Receiving Party shall not be required to keep confidential any Confidential Information that is:

(A)	at the time of the disclosure, through no wrongful act or omission of the Receiving Party or any of its Affiliates or any of their respective Representatives, part of the public domain;

(B)	independently developed by the Receiving Party or any of its Affiliates or any of their respective Representatives; or

(C)	lawfully obtained by the Receiving Party from a third party that to the knowledge of the Receiving Party is not subject to restrictions of confidentiality with respect to such Confidential Information; and

(ii)	the Receiving Party shall have the right to disclose Confidential Information:

(A)	to the extent permitted by this Agreement;

(B)	to the extent consented to by the Disclosing Party;

(C)	to its Affiliates and its and their respective Representatives that agree to keep the Confidential Information received by them confidential, provided that the Receiving Party shall be responsible for ensuring their compliance with this Section 3.2;

(D)	on a need to know basis to its professional advisors including legal counsel, provided that the Receiving Party shall be responsible for ensuring their compliance with this Section 3.2;

(E)	on a need to know basis to its insurers, banks or other financial institutions, if such disclosure is reasonably necessary in connection with the services to be performed by them, provided that the Receiving Party shall be responsible for ensuring their compliance with this Section 3.2;

(F)	to the extent required by applicable Law or the requirements of an Governmental Entity (which, for greater certainty, may include the filing by the Company of a copy of this Agreement on the Company’s profile on SEDAR+ and disclosing a summary of the Agreement in the appropriate Canadian Public Disclosure Documents, so long as any such disclosure is approved by the Disclosing Party, acting reasonably, prior to the first time it is publicly disclosed); provided that, to the extent permissible by applicable Law, prompt notice, in writing, of the circumstances of the required disclosure is given to the Disclosing Party, and in the case of disclosure required by a Governmental Entity, the Disclosing Party is given the opportunity to take such steps as it considers necessary to maintain the confidentiality of the Confidential Information by the Governmental Entity (including steps to obtain a protective order or other assurance that confidential treatment will be accorded to the Confidential Information after the disclosure); and

(G)	in legal or arbitration proceedings involving the rights and obligations of a Party (which proceedings shall be kept confidential to the extent permitted by applicable Law).

3.3	Interim Period Covenants.

(a)	The Company will, other than with respect to the Concurrent Financing and Concurrent Debt Transactions, from and including the date of this Agreement through to and including the Effective Time or earlier termination of this Agreement:

(i)	do all such acts and things necessary to ensure that all of the representations and warranties of the Company contained in this Agreement or any certificates or documents delivered by it pursuant hereto remain true and correct, and not do any such act or thing that would render any representation or warranty of the Company contained in this Agreement or any certificates or documents delivered by it pursuant hereto untrue or incorrect;

(ii)	fulfill in a timely manner all its covenants and agreements contained in this Agreement;

(iii)	ensure that the conditions for the benefit of the Subscriber contained in Sections 2.4(a) and 2.4(b) of this Agreement over which the Company has reasonable control have been performed or complied with by the Effective Time;

(iv)	ensure that the issue and sale of the Subscribed Units will fully comply, in all material respects, with the requirements of all applicable Securities Laws;

(v)	conduct its business and affairs and maintain its properties and facilities in, and not take any action except in the ordinary course of business or as required by applicable Laws; and

(vi)	use its best efforts to preserve intact its present business organization, assets (including intellectual property) and goodwill, maintain its real property interests (including title to, and leasehold interests in respect of, any real property) in good standing, keep available the services of its officers and employees as a group and preserve its current material relationships with suppliers, distributors, employees, consultants, customers and others having business relationships with it.

(b)	The Subscriber will, from and including the date of this Agreement through to and including the Effective Time or earlier termination of this Agreement:

(i)	do all such acts and things necessary to ensure that all of the representations and warranties of the Subscriber contained in this Agreement or any certificates or documents delivered by it pursuant hereto remain true and correct and not do any such act or thing that would render any representation or warranty of the Subscriber contained in this Agreement or any certificates or documents delivered by it pursuant hereto untrue or incorrect;

(ii)	fulfill in a timely manner all its covenants and agreements contained in this Agreement;

(iii)	ensure that the conditions for the benefit of the Company contained in Sections 2.4(a) and 2.4(c) of this Agreement over which the Subscriber has reasonable control have been performed or complied with by the Effective Time; and

(iv)	promptly send to the Company and its legal counsel copies of all correspondence and filings to and correspondence from applicable regulators relating to the transactions contemplated by this Agreement.

(c)	The Company will not, without the prior written consent of the Subscriber (which shall not unreasonably be withheld), from and including the date of this Agreement through to and including the Effective Time:

(i)	take any action that would reasonably be expected to interfere with or be inconsistent with the completion of the transactions contemplated by this Agreement; or

(ii)	solicit, initiate, knowingly encourage, negotiate, discuss or facilitate (including by way of furnishing non-public information), either directly or through any of its Affiliates or its or their respective Representatives, any transaction that would be inconsistent with, interfere with or delay the transactions contemplated by this Agreement.

3.4	Regulatory Matters.

(a)	In the event that either of the Parties, or any of their respective Representatives, receives any request for information, documents or other materials, or a notice, from any Governmental Entity indicating that any investigation, review, inquiry or other formal or informal proceeding, which would reasonably be expected to lead to an Order temporarily or permanently prohibiting the Closing, is taking place or may take place, such Party shall:

(i)	promptly notify the other Party in writing of the applicable notice or request for information, documents or other materials, and cooperate with the other Party in connection with any related investigation or other inquiry;

(ii)	in consultation and cooperation with the other Party, respond as promptly as possible to any request for information made by any such Governmental Entity, and thereafter, after providing the other Party with a reasonable opportunity to review and comment on any drafts of any written communications with a Governmental Entity, make any other submissions or filings as may be advisable in order to enable the consummation of the transactions contemplated by this Agreement (promptly notifying the other Party when any such submission or filing is made);

(iii)	promptly respond to any request for a meeting by any Governmental Entity, arrange for such meeting to take place as soon as possible, and permit the other Party to attend such meeting, unless prohibited by the Governmental Entity; and

(iv)	take or cause to be taken all actions and steps, and do, or cause to be done all things necessary on its part under this Agreement, applicable Law or otherwise, including as required agreeing to any undertaking, term or condition required to consummate and make effective the transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Subscriber as follows and acknowledges that the Subscriber is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated by this Agreement:

(a)	Corporate Existence and Power. The Company and its Subsidiaries are corporations duly formed, validly existing and in good standing under the corporate Laws of the jurisdictions in which they were incorporated, and have all corporate powers required to carry on their business as currently conducted. The Company and its Subsidiaries are duly qualified to do business and are in good standing in each jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. No acts or proceedings have been taken, instituted or, are pending for the dissolution, liquidation or bankruptcy, or similar proceedings, of the Company or the Subsidiaries.

(b)	Subsidiaries and Investments. The Company has no Subsidiaries other than Silver Valley, a corporation incorporated under the laws of the State of Idaho. The Company owns, beneficially and of record, 100% of all outstanding securities of such Subsidiary free and clear of all Liens. The Company has no Investments.

(c)	Stockholder and Similar Agreements. Except for the Investor Rights Agreement, the Sprott Investor Rights Agreement and the Gemstone Investor Rights Agreement, neither the Company nor any of its Subsidiaries is a party to any stockholder, partnership, policy, voting trust or similar agreement relating to any of the issued and outstanding securities or equity interests of the Company or any of its Subsidiaries.

(d)	Corporate Books and Records. The minute books and records of the Company and its Subsidiaries have been maintained in material compliance with applicable Laws, and contain substantially complete and accurate records of all meetings and other corporate actions of the Board, committees of the Board and stockholders of the Company and its Subsidiaries.

(e)	Capitalization. The authorized share capital of the Company consists of 1,510,000,000 shares of capital stock, including 1,500,000,000 Common Shares and 10,000,000 Preferred Shares. As at the date hereof, 359,438,769 Common Shares and nil Preferred Shares are issued and outstanding. After the filing of amended and restated articles of incorporation of the Company or a certificate of amendment to the articles of incorporation of the Company with the Secretary of State of the State of Nevada on or around the Closing Date, it is anticipated that the authorized share capital of the Company will consist of 2,510,000,000 shares of capital stock, including 2,500,000,000 Common Shares and 10,000,000 Preferred Shares. As at the date hereof (but pro forma for the issuance of the Subscribed Units and the completion of the Concurrent Financing and the Concurrent Debt Transactions), 1,130,867,371 Common Shares and nil Preferred Shares are or will be issued and outstanding. All of the Company’s issued and outstanding Common Shares have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. Upon Closing, the authorized share capital of the Company will consist of 2,510,000,000 shares of capital stock, including 2,500,000,000 Common Shares and 10,000,000 Preferred Shares. As of Closing, 1,130,867,371 Common Shares and nil Preferred Shares will be issued and outstanding. No securities issued by the Company since the date of its incorporation were issued in violation of any pre-emptive rights or similar privileges. There are no dividends which have accrued or been declared but are unpaid on the Common Shares. All securities of the Company have been issued in accordance with the provisions of all applicable Securities Laws and other applicable Laws. Other than in connection with the Investor Rights Agreement, the Sprott Investor Rights Agreement and the Gemstone Investor Rights Agreement, no Person possesses any pre-emptive rights in respect of any issued and outstanding securities or equity interests of the Company. The Common Shares when issued, and the Common Shares when issued upon exercise of the Underlying Warrants, will be issued as fully paid, non-assessable Common Shares free and clear of all Liens (other than restrictions on transfer imposed by applicable Securities Laws or Liens created, or agreed to in writing, by the Subscriber or any of its Affiliates).

(f)	Convertible Securities. As at the date hereof, the Company has (i) 147,319,757 outstanding warrants to purchase 147,319,757 Common Shares, (ii) 6,445,152 outstanding options to purchase 6,445,152 Common Shares granted under the Company Option Plan, (iii) 13,354,043 outstanding restricted stock units to acquire 13,354,043 Common Shares granted under the Company RSU Plan and (iv) $21 million in convertible securities convertible into 103,067,586 Common Shares. As of the date hereof (but pro forma for the issuance of the Subscribed Units and the completion of the Concurrent Financing and the Concurrent Debt Transactions), the Company has or will have (i) 433,034,042 outstanding warrants to purchase 433,034,042 Common Shares, (ii) 6,445,152 outstanding options to purchase 6,445,152 Common Shares granted under the Company Option Plan, (iii) 13,354,043 outstanding restricted stock units to acquire 13,354,043 Common Shares granted under the Company RSU Plan and (iv) $31 million in convertible securities convertible into 295,238,095 Common Shares. Except for the immediately preceding sentences and except for this Agreement or in connection with the Concurrent Financing and the Concurrent Debt Transactions:

(i)	there are no outstanding (A) Convertible Securities or securities, notes or instruments convertible into or exercisable for any equity interests of the Company or its Subsidiaries; (B) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Company or its Subsidiaries, or (C) other than disclosed in the audited interim consolidated financial statements of the Company for the three and nine months ended September 30, 2024, there are no other commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Company or its Subsidiaries of any Common Shares or other equity interests of the Company or its Subsidiaries, any Convertible Securities or securities, notes or instruments convertible or exercisable for securities or any such options, warrants or rights;

(ii)	neither the Company nor any of its Subsidiaries has a stockholder rights plan or similar plan in effect;

(iii)	neither the Company nor any of its Subsidiaries have granted anti-dilution rights to any Person except for customary anti-dilution rights in connection with the Warrants and the options granted under the Company Option Plan; and

(iv)	there are no outstanding rights which permit the holder thereof to cause the Company or the Subsidiaries to file a prospectus or registration statement under applicable Securities Laws or which permit the holder thereof to include securities of the Company or any of its Subsidiaries in a prospectus or registration statement filed by the Company or any of its Subsidiaries under applicable Securities Laws, and there are no outstanding agreements or other commitments which otherwise relate to the registration or qualification of any securities of the Company or any of its Subsidiaries for sale or distribution in any jurisdiction.

(g)	Canadian Reporting Issuer Status. The Company is a reporting issuer (within the meaning of Canadian Securities Laws) in good standing in each of the Canadian Reporting Jurisdictions, is not on the list of defaulting issuers as maintained by the Canadian Securities Regulators for a default of any requirement of any Canadian Securities Laws, no regulatory authority having jurisdiction over the Company has issued any written Order preventing or suspending trading of any securities of the Company.

(h)	Authorization and Enforceability.

(i)	The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, but not limited to, the sale and delivery of the Subscribed Units) have been duly authorized by all necessary corporate action of the Company, and no additional such corporate action is required for the approval of this Agreement and the completion of the transactions contemplated herein.

(ii)	The Common Shares issued, and issuable upon exercise of the Underlying Warrants, have been duly reserved and allotted for issuance by the Company.

(iii)	This Agreement has been duly executed and delivered and constitutes (assuming the due execution and delivery by the Subscriber) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other Laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally and the general principles of equity including that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(i)	Stockholder, Regulatory or Third-Party Consents and Approvals. Except for the Stockholder Consent, Exchange approval, the filing of a material change report with the Canadian Securities Regulators, the filing of a report of exempt distribution with the Canadian Securities Regulators, the filing of a Current Report on Form 8-K, and such filings as are required to be made under applicable provincial or state securities laws, no consent, approval, Order or authorization of, or declaration or filing with, any Governmental Entity or any other third party is required to be obtained by the Company in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, approvals, Orders or authorizations, or declarations or filings, which have been obtained or made, or the failure to obtain or make which would not, individually or in aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(j)	Canadian Public Disclosure Documents; SEC Reports; Financial Statements. The Company has filed all material reports, schedules, forms, statements and other documents required to be filed by the Company under the applicable Canadian Securities Laws for the two years preceding the date hereof (or such shorter period as the Company was required by applicable Law or regulation to file such material) on a timely basis. The Company has filed all material reports, schedules, forms, statements and other documents required to be filed by the Company under the U.S. Securities Act and the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by Law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, (i) the Canadian Public Disclosure Documents complied, as to both form and content, in all material respects with the requirements of the applicable Canadian Securities Laws and (ii) the SEC Reports complied, as to both form and content, in all material respects with the requirements of the U.S. Securities Act and the U.S. Exchange Act, as applicable. The Canadian Public Disclosure Documents and the SEC Reports do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which and at the time they were made, not misleading. The financial statements of the Company included in the Canadian Public Disclosure Documents and the SEC Reports (collectively, the “Financial Statements”) (i) present fairly in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations, cash flows and shareholders’ equity for each of the periods then ended, and (ii) were prepared in accordance with U.S. GAAP in effect from time to time applied on a consistent basis throughout the periods involved. The financial books, records and accounts of the Company and each of the Subsidiaries, in all material respects: (i) have been maintained in accordance with accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements.

(k)	No Undisclosed Liabilities. Except to the extent reflected or disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries has any material Liabilities of any nature (whether accrued, absolute, contingent or otherwise), or any obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person. There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) which are required to be disclosed and are not disclosed or reflected in the Financial Statements.

(l)	Litigation. Except as set out in Schedule 4.1(l) of the Disclosure Letter, there are no Claims nor investigations pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, and to the knowledge of the Company there is no basis for the assertion of any of the foregoing. Neither the Company nor any Subsidiary of the Company is subject to any Order which would reasonably be expected to have a Material Adverse Effect.

(m)	Taxes. All material Tax Returns required by applicable Law to be filed by the Company and its Subsidiaries in respect of Taxes have been filed when due (or appropriate extensions have been obtained) with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, and all of the foregoing as filed are, in all material respects, true, correct and complete and all Taxes of the Company and its Subsidiaries have been paid in all material respects when due.

(n)	Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Common Shares and Underlying Warrants comprising the Subscribed Units) does not and will not:

(i)	violate, contravene or conflict with the constating documents of the Company or any of its Subsidiaries;

(ii)	or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or its Subsidiaries;

(iii)	materially violate, contravene or conflict with, constitute a default (and would not constitute a default with notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under, any Material Contract or under any material license, franchise, permit or other similar authorization held by the Company or its Subsidiaries; or

(iv)	result in the creation or imposition of any Lien on any material asset of the Company or its Subsidiaries.

(o)	Corrupt Practices. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any of their respective Representatives has made or authorized any payment (or offer or promise to pay), directly or indirectly, on behalf of or to the benefit of the Company or any of its Affiliates (i) in violation of any applicable Laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada), or (ii) to any Representative of any Person with the intent to influence or reward such Representative’s or such Person’s actions with respect to the such Person’s business, or to gain a commercial benefit to the detriment of such Person, or to induce or reward the improper performance of such Representative’s duties. The Company has instituted and maintains policies and procedures designed to ensure continued compliance with such Laws and to prevent all such payments or potential payments. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any of their respective Representatives has accepted or received any unlawful contribution, payments, gifts or expenditures.

(p)	No Defaults. The Company and its Subsidiaries are not, nor have they received notice that they would be with the passage of time, giving of notice, or both, (i) in violation of any provision of their constating documents, or (ii) in default or violation of any term, condition or provision of (A) any Law or Order applicable to the Company or any of its Subsidiaries, or (B) any Material Contract, permit or concession to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or their properties or assets may be bound, and to the knowledge of the Company no circumstances exist which would entitle a party to any Material Contract to terminate such as a result of such Company or its Subsidiaries having failed to meet any material provision thereof.

(q)	Material Contracts.

(i)	All of the Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company and its Subsidiaries in accordance with their respective terms and are the product of arm’s length negotiations between the parties thereto; and

(ii)	the Company and the Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and are not alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect thereunder, nor, to the knowledge of the Company, is any counterparty thereto in breach or default thereunder.

(r)	Government Relationships. The Company and its Subsidiaries have a good working relationship with all Governmental Entities in the jurisdictions in which the Project is located, or in which such parties otherwise carry on their business or operations. To the knowledge of the Company, no condition or state of fact or circumstances exists in respect of its government relationships that would reasonably be considered likely to prevent the Company or its Subsidiaries from conducting its business and all activities in connection with the Project as currently conducted or proposed to be conducted and there exists no actual or, to the knowledge of the Company, threatened termination, limitation, modification or material change in the working relationship with any Governmental Entities.

(s)	Absence of Certain Changes. Since January 1, 2025, the Company has conducted its business only in the ordinary course of business, in all material respects, and there has not occurred any event that would reasonably be expected to have a Material Adverse Effect. The Company has not completed since such date, nor is it currently evaluating, any Investment or acquisition that would constitute a “significant acquisition” under Part 8 of NI 51-102 ̶ Continuous Disclosure Obligations of the Canadian Securities Administrators.

(t)	Restrictions on Business Activities. There is no Contract or Order binding upon the Company or its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or its Subsidiaries, any material acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company.

(u)	Absence of Certain Business Practices. Neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company, nor to the knowledge of the Company, any agent or employee of the Company or any of its Subsidiaries, any other Person acting on behalf of or associated with the Company, or any individual related to any of the foregoing Persons, acting alone or together, has:

(i)	received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or any of its Subsidiaries has done business directly or indirectly; or

(ii)	directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) which (i) may subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect or (iii) if not continued in the future, may have a Material Adverse Effect or subject the Company or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

(v)	Absence of Sanctions. The Company has not been and is not currently subject to, nor to the knowledge of the Company has any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company been or is currently subject to, any sanctions administered by any Governmental Entity; and the Company will not directly or indirectly use any portion of the Subscription Price, or lend, contribute or otherwise make available any of such proceeds to the Company or to any affiliated entity, joint venture partner or other Person or entity, to finance any investments in, or make any payments to, any country or Person targeted by any sanctions administered by any Governmental Entity.

(w)	Compliance with Law and Regulatory Requirements; Licenses.

(i)	The Company and its Subsidiaries are in compliance and have conducted their business so as to comply in all material respects with all Laws and Orders of any court, administrative agency, commission, regulatory authority or other Governmental Entity or instrumentality, domestic or foreign, applicable to their operations. There are no Orders (whether rendered by a court or administrative agency or by arbitration) against the Company or its Subsidiaries or against any of their properties or businesses.

(ii)	The Company and each of its Subsidiaries holds all material Governmental Authorizations (including those issued pursuant to any Environmental Laws) required under applicable Law for the operation of the business of the Company and its Subsidiaries as currently operated and as currently contemplated to be operated. Without limiting the foregoing, the Company has all material Governmental Authorizations and all concessions, mining rights, water rights, easements, surface rights, rights of way, property rights and other consents between the Company and third parties and all licenses or other rights to use technology which are necessary for conduct of the Company’s business on the Project have been obtained, are in full force and effect and are sufficient to permit the exploration and development of the Project in all material respects as contemplated by the Canadian Public Disclosure Documents and the SEC Reports, other than those which are not now necessary and which are expected to be obtained in the ordinary course of business by the time they are necessary.

(iii)	All of such Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of all such Governmental Authorizations.

(iv)	The Company and its Subsidiaries have not engaged in any activity that, to the knowledge of the Company, would cause revocation or suspension of any such Governmental Authorizations.

(v)	To the knowledge of the Company, there are no facts which would reasonably be expected to cause the Company to believe that such Governmental Authorizations will not be renewed by the appropriate Governmental Entities in the ordinary course of business.

(vi)	Neither the execution, delivery nor performance of this Agreement would adversely affect the status of any of such Governmental Authorizations.

(x)	NI 43-101. The Company has made all public disclosure and filings required under applicable Canadian Securities Laws with respect of the Project and is in compliance in all material respects with the provisions of NI 43-101. The Technical Report complied in all material respects with the requirements of NI 43-101 at the time of filing thereof.

(y)	Mineral Interests and Title.

(i)	The material option agreements, mining licenses, claims, concessions, exploration, surface rights, extraction and other mineral property rights held by the Company and its Subsidiaries are set out in the Technical Report (the “Mining Concessions”). Except as set out in Schedule 4.1(y) of the Disclosure Letter, all such Mining Concessions are in good standing, are valid and enforceable, and are free and clear of any Liens or charges, no royalty is payable in respect of any of them. No other property rights are necessary for the conduct of the Company’s or any of its Subsidiaries’ business, there are no restrictions on the ability of the Company to use, transfer or otherwise exploit any such property rights except as required by applicable Law. The Company or a Subsidiary is the owner or option holder of Mining Concessions necessary to carry on the Company’s and its Subsidiaries’ current and proposed exploration and development activities and proposed mining operations. The Technical Report has not been amended, supplemented, withdrawn or replaced.

(ii)	With respect to all properties that are owned or optioned by the Company or a Subsidiary, the Company or a Subsidiary is in exclusive possession thereof and has good, sufficient and marketable title thereto, free and clear of all Liens, except as disclosed in Schedule 4.1(y) of the Disclosure Letter. With respect to any properties that are leased by the Company or a Subsidiary:

(A)	the Company or Subsidiary has not received any notice of default of any of the terms or provisions of the concessions applicable thereto;

(B)	the concessions applicable thereto are valid and are in good standing;

(C)	there is and has been no act or omission or any condition on such properties which could be considered or construed as a default under any of the legal requirements of holding concessions;

(D)	neither the Company nor any Subsidiary is a party to, or under any agreement to become a party to, any lease with respect to real property (including but not limited to licences from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights or easements) which, if terminated, would reasonably be expected to have a Material Adverse Effect;

(E)	the property covered thereby is free and clear of all Liens except Liens that would not individually or in the aggregate have a Material Adverse Effect; and

(F)	in the case of properties as to which the Company or a Subsidiary holds rights to explore for minerals, the Company or the Subsidiary has the right to explore for such minerals.

(iii)	There is no Claim or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries for restitution of any lands owned or leased by the Company or any of its Subsidiaries.

(z)	Indigenous Peoples’ Claims. There are no Claims with respect to aboriginal rights or title currently being asserted or which are pending or, to the knowledge of the Company, threatened, with respect to the Project by any Indigenous Peoples.

(aa)	Environmental Matters.

(i)	(A) the Company, the Subsidiaries, and the Project are in material compliance with all Environmental Laws, and (B) the Company and its Subsidiaries and, to the knowledge of the Company, its and its Subsidiaries predecessors have complied in all material respects with all Environmental Laws. The Company has no basis to expect, nor has it received any actual, or to the knowledge of the Company, threatened, written or oral Order, notice, report or other communication from any Governmental Entity or other Person of any actual, potential or alleged violation of or failure of the assets of the Company to comply with any Environmental Law.

(ii)	The Company has obtained and complied with, and is in compliance with, all Governmental Authorizations that are required pursuant to any Environmental Laws for operations, and the occupation of, the properties of the Company and its Subsidiaries.

(iii)	In connection with the Company’s treatment, storage, disposal, transportation, handling, manufacturing and distribution of Hazardous Substances, (A) neither the Company nor, to the knowledge of the Company, any predecessor, with respect to its assets and operations, has any current or future material Liabilities, including any Liability for fines, penalties, corrective action costs, personal injury, property damage, natural resource damages or attorney’s fees, pursuant to any Environmental Laws, and (B) none of the Company’s assets are contaminated by any Hazardous Substances.

(iv)	To the knowledge of the Company, no facts, events or conditions relating to the operations or the property of the Company or its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any proceedings against the Company or its Subsidiaries or any Remediation obligations or Liabilities.

(v)	There are no outstanding bonds, or other surety or security arrangements issued or entered into in connection with the assets or the operations of the Company or its Subsidiaries for Remediation or otherwise. No other bond, surety or security arrangement is required to satisfy the requirements of any Environmental Laws or other Laws applicable to the Company or its Subsidiaries with respect to their respective assets and operations.

(bb)	Insurance. The Company and the Subsidiaries maintain insurance against such losses, risks and damages to their properties and assets in such amounts that are customary for the business in which they are engaged and on a basis consistent with reasonably prudent persons in comparable businesses, and all of the policies in respect of such insurance coverage are in good standing, in full force and effect in all respects and not in default. Each of the Company and the Subsidiaries is in compliance with the terms of such policies and instruments in all material respects and there are no material claims by the Company or the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company has no reason to believe that it will not be able to renew such existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, and neither the Company nor any of the Subsidiaries has failed to promptly give any notice of any material claim thereunder.

(cc)	No Dividends. The Company has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of the Common Shares or agreed to do any of the foregoing. There are no restrictions upon or impediment to, the declaration or payment of dividends by the Board or the payment of dividends by the Company in its constating documents or in any Material Contracts.

(dd)	Related Parties. Except for Sprott Private Resource & Streaming Royalty Corp., none of the current directors, officers or employees of the Company, any known holder of more than 10% of the Common Shares, or any known associate (as such term is defined in the Canadian Securities Laws) or Affiliate of any of the foregoing persons or companies, has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction with the Company which, as the case may be, materially affected, is material to or is reasonably expected to materially affect the Company and the Subsidiaries on a consolidated basis.

(ee)	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Subscribed Units contemplated by this Agreement, based upon any arrangement made by or on behalf of the Company, which would make the Company liable for any fees or commissions.

(ff)	Indebtedness. Schedule 4.1(ff) of the Disclosure Letter sets out all indebtedness of the Company or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business.

(gg)	Residual Interests. Except as set out in Schedule 4.1(gg) of the Disclosure Letter, there are no royalties, streaming arrangements, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights to which the Project or the Mining Concessions or any portion thereof are subject.

(hh)	Other Contracts. Except as set out in Schedule 4.1(hh) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract with MineWater LLC, MineWater Finance LLC or MW HH LLC or any of their respective Affiliates.

4.2	Representations and Warranties of the Subscriber.

The Subscriber hereby represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated by this Agreement:

(a)	Securities Law Matters.

(i)	The Subscriber is a Canadian resident corporation and is purchasing the Subscribed Units in Canada;

(ii)	The Subscriber is purchasing the Subscribed Units as principal and has not been created, and is not being used, solely to purchase or hold the Subscribed Units in reliance on the exemption in Section 2.10 of NI 45-106 and the Subscriber falls under part (m) of the definition of “accredited investor” as such term is defined in NI 45-106. The Subscriber is purchasing the Subscribed Units for investment purposes only and not with a view to any resale or distribution of all or any of the Subscribed Units in violation of applicable Canadian Securities Laws, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution. The subscription for the Subscribed Units has not been made through or as a result of, and the distribution of the Subscribed Units is not being accompanied by any offering memorandum (as such term is defined in the Canadian Securities Laws) or advertisement, including in printed public media, radio, television or telecommunications, including electronic display, or as part of a general solicitation;

(iii)	The Company has advised the Subscriber that the Company is relying on an exemption from the requirements to provide the Subscriber with a prospectus or similar document and to sell the Subscribed Units through a Person registered to sell securities under applicable Canadian Securities Laws, and, as a consequence of acquiring the Subscribed Units pursuant to such exemption, certain protections, rights and remedies provided by applicable Canadian Securities Laws (including the various provincial securities acts), including statutory rights of rescission or damages, will not be available to the Subscriber; and

(iv)	The Subscriber acknowledges it will become a Control Person by virtue of its purchase of the Subscribed Units hereunder and therefore subject to applicable Canadian Securities Laws with respect to a Control Person;

(b)	Due Diligence and Advice. The Subscriber has done its own due diligence, and obtained such independent business, legal and Tax advice as it considers necessary with respect to:

(i)	the purchase of the Subscribed Units; and

(ii)	the execution, delivery and performance by it of this Agreement and the transactions contemplated hereunder.

(c)	Corporate Existence. The Subscriber is a corporation duly formed, validly existing and in good standing under the corporate Laws of its jurisdiction of amalgamation.

(d)	Authorization and Enforceability.

(i)	The execution, delivery and performance by the Subscriber of this Agreement and the consummation of the transactions contemplated hereby (including, but not limited to, the purchase of the Subscribed Units) have been duly authorized by all necessary corporate action of the Subscriber, and no additional such corporate action is required for the approval of this Agreement and the completion of the transactions contemplated herein.

(ii)	This Agreement has been duly executed and delivered and constitutes (assuming the due execution and delivery by the Company) a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms subject to applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other Laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally and the general principles of equity including that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(e)	Regulatory or Third Party Consents and Approvals. No consent, approval, Order or authorization of, or declaration or filing with, any Governmental Entity or any other third party is required to be obtained by the Subscriber in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, approvals, Orders or authorizations, or declarations or filings, which have been obtained or made, or the failure to obtain or make which would not, individually or in aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(f)	Non-Contravention. The execution, delivery and performance by the Subscriber of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby (including the purchase of the Subscribed Units) does not and will not:

(i)	violate, contravene or conflict with the constating documents of the Subscriber; or

(ii)	contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Subscriber;

(g)	Shareholdings. The Subscriber currently holds, directly or indirectly, or exercises control and director over, (i) 23,784,723 Common Shares and (ii) 2,951,389 warrants to purchase an additional 2,951,389 Common Shares. The Subscriber is not acting jointly or in concert with any other person in connection with its purchase of securities of the Company, and is not a party to any agreement, commitment or understanding with any other person for the acquisition or holding of securities of the Company, whether by the Subscriber, such other person, or other third party.

(h)	Restrictions on Resale. The Subscriber acknowledges that there are restrictions under applicable Securities Laws on the Subscriber’s ability to resell the Subscribed Units and that it has been advised to consult its own legal advisors with respect to the particulars of such resale restrictions, and that it is the Subscriber’s sole responsibility to find out what those restrictions are and to comply with them.

(i)	Money Laundering and Proceeds of Crime. None of the funds that the Subscriber is using to purchase the Subscribed Units are, to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities. The funds being used to purchase the Subscribed Units which will be advanced by the Subscriber to the Company hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and the Subscriber acknowledges that the Company may in the future be required by Law to disclose the Subscriber’s name and other information relating to this Agreement and the Subscriber’s investment hereunder, on a confidential basis, pursuant to the PCMLTFA. To the best of the Subscriber’s knowledge (A) none of the funds to be provided by the Subscriber are being tendered on behalf of a person who has not been identified to the Subscriber, and (B) the Subscriber will promptly notify the Company in writing if the Subscriber discovers that any of such representations cease to be true, and to provide the Company with appropriate information in connection therewith.

4.3	Survival of Representations and Warranties.

The representations and warranties of a Party set out herein shall survive the Effective Time until the expiration of the applicable Survival Period, unless bona fide notice of a Claim that a representation or warranty was incorrect shall have been made in writing before such date, in which case the representation or warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of the Claim, notwithstanding any investigation made by or on behalf of the Party entitled to rely on such representation or warranty. Notwithstanding the foregoing, a Claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the date of this Agreement, subject only to applicable limitation periods imposed by applicable Law.

4.4	Indemnification.

(a)	The Subscriber and its Affiliates are relying on the representations and warranties, certifications and covenants contained herein to make the investment in the Subscribed Units contemplated under this Agreement and, subject to the applicable Survival Period and other limitations set forth herein, the Company agrees to indemnify the Subscriber and its Affiliates and their respective directors and officers, employees, agents and representatives against all Claims, Liabilities or other losses, costs, expenses and damages (including without limitation reasonable legal fees, disbursements and expenses) which any of them may suffer or incur as a result of or arising from breach of any such representations, warranties, certifications and covenants, provided that the indemnification provisions in this Section 4.4(a) will be limited such that the aggregate Liability of the Company for breaches of representations and warranties set out in this Agreement shall in no event exceed the Subscription Price.

(b)	The Company and its Affiliates are relying on the representations and warranties, certifications and covenants contained herein to sell the Subscribed Units to the Subscriber as contemplated under this Agreement and the Subscriber agrees to indemnify the Company and its Affiliates and their respective directors and officers, employees, agents and representatives against all Claims, Liabilities or other losses, costs, expenses and damages (including without limitation reasonable legal fees, disbursements and expenses) which any of them may suffer or incur as a result of or arising from breach of any such representations, warranties, certifications and covenants, provided that the indemnification provisions in this Section 4.4(b) will be limited such that the aggregate liability of the Subscriber for breaches of representations and warranties set out in this Agreement shall in no event exceed the Subscription Price.

(c)	Except as provided in this Section 4.4(c), the indemnification obligations of the Parties contained in this Agreement shall be the sole and exclusive remedy of the Parties hereto and their Affiliates, successors and assigns with respect to any and all monetary claims for Liabilities or other losses, costs, expenses and damages sustained or incurred arising out of or relating to this Agreement; provided, however, that the foregoing shall not limit the rights of the Parties to seek to enforce the provisions of this Agreement by injunction or other equitable relief, rights of set off, or other rights herein. This provision shall not limit any available remedy of either Party for any Liabilities or other losses, costs, expenses and damages resulting from or related to the fraud, gross negligence or intentional misrepresentation of another Party. Nothing in this Section 4.4(c) is intended to constitute a waiver or limitation of any rights that any Party (or their respective Affiliates) may have to assert Claims against third parties.

Article 5
GENERAL

5.1	Termination.

(a)	It is understood that the Subscriber and the Company may at their sole discretion waive, in whole or in part, or extend the time for compliance with, any of the terms and conditions of this Agreement in their favour without prejudice to their rights in respect of any other of such terms and conditions or any other subsequent breach or non-compliance; provided, however, that to be binding on the Subscriber or the Company as applicable any such waiver or extension must be in writing.

(b)	This Agreement may be terminated:

(i)	upon mutual written consent of the Parties;

(ii)	by either the Subscriber or the Company, if the Closing shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 5.1(b)(ii) shall not be available to either Party whose failure to perform any of its covenants or agreements or whose breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(iii)	by the Subscriber, upon written notice to the Company, if there has been a material violation, breach or inaccuracy of any representation, warranty or covenant of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions in Section 2.4(a) or 2.4(b) not to be satisfied by the Outside Date; or

(iv)	by the Company, upon written notice to the Subscriber, if there has been a material violation, breach or inaccuracy of any representation, warranty or covenant of the Subscriber contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions in Section 2.4(a) or 2.4(c) not to be satisfied by the Outside Date.

5.2	Application of this Agreement.

The terms of this Agreement shall apply mutatis mutandis to any shares or other securities:

(a)	resulting from the conversion, reclassification, redesignation, subdivision, consolidation of other change to any of the Common Shares or other shares of the Company held by the Subscriber and its Affiliates; or

(b)	of the Company or any successor body corporate that may be received by the Subscriber and its Affiliates on a merger, amalgamation, arrangement or other reorganization of or involving the Company,

and prior to any action referred to in (a) or (b) above being taken, the Parties shall give due consideration to any changes that may be required to this Agreement in order to give effect to the intent of this Section 5.2.

5.3	No Partnership.

Nothing in this Agreement will be deemed to constitute a partnership, agency, fiduciary or similar relationship between the Subscriber and the Company or to authorize either Party to bind the other.

5.4	Expenses.

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement.

5.5	Public Notices.

All public notices to third parties and all announcements concerning the matters contemplated by this Agreement including, for greater clarity, any such notice or announcement that includes the other Party’s name, shall be jointly planned and coordinated by the Company and the Subscriber, and neither the Company nor the Subscriber shall act unilaterally in this regard without the prior written approval of the other Party, except to the extent that the Party making such notice is required to do so by Law in circumstances where prior consultation with the other Party is not practicable, provided concurrent notice to the other Party is provided.

5.6	Remedies.

The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement and any such breach could cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

5.7	Further Assurances.

Each Party shall do all such reasonable things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments as may be reasonably required by the other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

5.8	Assignment and Enurement.

Neither Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Party. Subject to the foregoing, this Agreement will enure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors and permitted assigns.

5.9	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof and thereof, including the Term Sheet (which the Parties acknowledge and agree shall each automatically terminate immediately upon the completion of the Closing and thereafter be of no further force and effect, provided that such termination thereof shall not relieve the parties of any obligation or breach thereof accruing prior to such termination). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as expressly provided in this Agreement.

5.10	Waiver.

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision hereof shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any time.

5.11	Notices.

(a)	Any notice or other communication that is required or permitted to be given to a Party hereunder shall be in writing and shall be validly given if delivered in person (including by courier service) or transmitted by electronic transmission to such Party, as follows:

(i)	to the Company:

Bunker Hill Mining Corp.
300-1055 West Hastings Street
Vancouver, British Columbia, Canada V6E 2E9

Attention: Sam Ash, President and Chief Executive Officer
Email: sam.ash@bunkerhillmining.com

with a copy to (which shall not be required for or constitute notice):

Blake, Cassels & Graydon LLP
1133 Melville Street Suite 3500,
Vancouver, British Columbia,
V6E 4E5 Canada

Attention: Jamie Kariya
Email: jamie.kariya@blakes.com

to the Subscriber:

Teck Resources Limited

Suite 3300, 550 Burrard Street

Vancouver, B.C. Canada V6C 0B3

Attention: Corporate Secretary
Email: Corporate.Secretary@teck.com

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the following Business Day).

(c)	Any Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 5.11.

5.12	Severability.

If any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.13	Arbitration.

Any dispute, controversy or Claim arising out of or in connection with this Agreement or the breach, termination or validity hereof, or in respect of any legal relationship associated with it or derived from it, shall be finally resolved by binding arbitration by a single arbitrator pursuant to the International Commercial Arbitration Act (British Columbia), and either Party may so refer such a dispute, controversy or claim to arbitration. If either Party wishes to have any matter under this Agreement arbitrated, then it shall give written notice to the other Party specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to appoint as the single arbitrator. Within five (5) Business Days after receipt of such notice, the other Party shall give notice to the first Party advising whether it accepts the arbitrator proposed by the first Party. If such notice is not given by the other Party within such five (5) Business Day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If the Parties do not agree upon a single arbitrator within such five (5) Business Day period, the arbitrator shall be appointed, upon the application of either Party, by a judge of the Supreme Court of British Columbia and, for such purpose, each of the Parties hereby irrevocably attorns to the jurisdiction of the Supreme Court of British Columbia. The place of arbitration shall be Vancouver, British Columbia. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding on the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the arbitration award may be entered in any court having jurisdiction. The Parties covenant and agree that they will conduct all aspects of such arbitration having regard at all times to expediting the final determination of the arbitration. This Section 5.13 shall not preclude the Parties from seeking provisional remedies, interim and interlocutory relief from a court of competent jurisdiction, including without limitation under Section 5.6.

5.14	Governing Law and Jurisdiction for Disputes.

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

5.15	Counterparts.

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (whether by email or other electronic means), with the same effect as if all Parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

BUNKER HILL MINING CORP.

By:	/s/ Gerbrand Van Heerden
Name:	Gerbrand Van Heerden
Title:	Chief Financial Officer

TECK RESOURCES LIMITED

By:	/s/ Nicholas Hooper
Name:	Nicholas Hooper
Title:	EVP & Chief Corporate Development Officer

By:	/s/ Jonathan Price
Name:	Jonathan Price
Title:	President & CEO